Exhibit 15.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mogo Inc.

We consent to the use of our report dated March 20, 2024, with respect to the consolidated financial statements of Mogo Inc. (the “Entity”), which comprise, before the effects of the adjustments to retrospectively change the disaggregation of revenue described in note 13, the consolidated statement of financial position of Mogo Inc. and subsidiaries (the Company) as of December 31, 2023, the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements), which report is included in the Annual Report on Form 20-F of Mogo Inc. for the fiscal year ended December 31, 2024.

We also consent to the incorporation by reference in the registration statement (No. 333-225733) on Form S-8 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

April 29, 2025